Exhibit 99.1

OptimumBank Holdings, Inc. (the “Company”) (OPHC-NASDAQ) Announces First Quarter Results

Company Release - 5/16/2024

OptimumBank Holdings, Inc., (NASDAQ: OPHC) The Company had net earnings of $2.377 million for the 1st quarter ended March 31, 2024, compared with net earnings of $1.153 million for the 1st quarter ended March 31, 2023, an increase of 106%; in conjunction with $83 million of Stockholders’ equity. The Company’s only business is the ownership and operation of OptimumBank. To support future growth, the Company issued 2,311,552 common shares in a private placement transaction which closed in the first quarter.

The Company ended the quarter with total assets of $940 million, loans (net of allowance for credit losses) of $746 million, and total deposits of $798 million. The loan portfolio increased 50.4% to $755.9 million from the prior year 1st quarter ending balance of $502.5 million. Noninterest income generated was $1.2 million, an increase of 69.96% from the prior year 1st quarter ending balance amount of $729 thousand. This growth was accomplished while staying well capitalized by regulatory adequacy requirements throughout the year with the Company’s capital to total assets ratio at 10.20%, month-ended, March 31, 2024.

Chairman Moishe Gubin commented: “We have completed a turnaround of the Bank and have shown our ability to grow our balance sheet in a controlled manner while maintaining the same credit standards and policies we have had over the last five plus years. Although we intend to slow loan growth in the immediate term, we will continue to evaluate prudent growth opportunities, including expansion of our footprint and exploring additional lines of business. As a recent example, during the first quarter of 2024, the Bank commenced offering U.S. Small Business Administration (“SBA”) SBA 7A loans. SBA 7A loans are generally used to establish a new business or assist in the acquisition, operation, or expansion of an existing business. Consistent with the introduction of SBA lending, management will continue to identify opportunities aimed at portfolio diversification.

As to deposits, we are focused on increasing our on-balance sheet liquidity by identifying deposit growth opportunities among our existing customer base and prospects throughout Florida and the United States. The Bank is on solid footing with strong support from our loyal business customers who continue to use us as their bank of choice as well as referring us to their friends and business associates. Our outreach efforts in the communities throughout South Florida over the past several years have proven to be extremely rewarding. Finally, during the remainder of 2024, we plan to evaluate the performance of these changes to our business model and modify our plans as necessary. We also plan to review our human resources to determine if our current organizational chart is appropriate for our newly $1 billion bank.”

About OptimumBank Holdings, Inc.

OptimumBank Holdings, Inc. operates as the bank holding company for OptimumBank that provides a range of consumer and commercial banking services to individuals and businesses.

The company accepts demand interest-bearing and noninterest-bearing savings, money market, NOW and time deposit accounts, as well as certificates of deposit; and offers residential and commercial real estate, commercial, and consumer loans, as well as lending lines for working capital needs. It also provides debit and ATM cards; investment, cash management, and notary and night depository services; and direct deposits, money orders, cashier’s checks, domestic collections, drive-in tellers, and banking by mail, as well as Internet banking services. In addition, the company engages in holding, managing, and disposal of foreclosed real estate. It operates through banking offices located in Broward County, Florida. OptimumBank Holdings, Inc. was founded in 2000 and is based in Fort Lauderdale, Florida.

Safe Harbor Statement:

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third-party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. OptimumBank Holdings, Inc.’s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward looking statements speak only as to the date they are made and OptimumBank Holdings, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Investor Relations:

OptimumBank Holdings. Inc.

investor@optimumbank.com

+1.954.900.2850